Exhibit 10.4(c)
VWR INTERNATIONAL, LLC
1310 Goshen Parkway
PO Box 2656
West Chester, Pennsylvania 19380
February 10, 2009
John Ballbach
415 Boxwood Road
Bryn Mawr, PA 19010
RE: Second Amendment to Employment Agreement
Dear John:
In order to ensure compliance with final regulations under §409A of the Internal Revenue Code of 1986, as amended (the “Code”), the terms of your employment agreement dated June 29, 2007, are hereby revised as follows (which revisions are in addition to the revisions made effective as of December 18, 2008 in order to comply with §409A of the Code):
The section entitled “Legal Fees” is revised to read as follows:
Legal Fees:	In the event of a contest between you and VWR or its subsidiaries or affiliates during your lifetime regarding a breach or alleged breach of this Agreement, VWR agrees to pay (within ten business days of receipt of an invoice from you) all reasonable legal fees and expenses that you have incurred as a result of such contest; provided, however, that if you do not substantially prevail in such contest, you agree to reimburse VWR for any such payments, and VWR shall make no further payments under this paragraph. The amount of expenses eligible for reimbursement under this paragraph during any taxable year shall not affected the expenses eligible for reimbursement in any other taxable year.
If you have any questions, please do not hesitate to call me at (312) 895-1250.
Sincerely,
/s/ Timothy P. Sullivan
Timothy P. Sullivan
Accepted and Agreed:

/s/ John Ballbach
John Ballbach
Date: 2/10/09